As filed with the Securities and Exchange Commission on August 5, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

INTUIT INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0034661 (I.R.S. Employer Identification Number)
2700 Coast Avenue
Mountain View, California 94043
(Address of Registrant’s principal executive offices)
PAYCYCLE, INC. 1999 EQUITY INCENTIVE PLAN
(Full title of the plan)

Laura A. Fennell, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Intuit Inc.
2700 Coast Avenue
Mountain View, California 94043
(650) 944-6000
(Name, address and telephone number of agent for service)

Copies to:
Michael Dorf
Shearman & Sterling LLP
525 Market Street, Suite 1500, San Francisco, CA 94105
(415) 616-1246
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount to be	Offering Price per	Aggregate Offering	Amount of
Registered (1)	Registered (1)	Share (2)	Price	Registration Fee
Common Stock, par value $.01 per share	178,564	$6.45	$1,151,737.80	$64.27

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act based on the weighted average exercise price of the currently outstanding options on August 5, 2009, granted under the PayCycle, Inc. 1999 Equity Incentive Plan (the “Plan”) as adjusted by the Option Ratio (as defined in the following Explanatory Note).

EXPLANATORY NOTE
          On June 2, 2009, Intuit Inc. (the “Registrant”), Puma Merger Sub Inc., a direct wholly-owned subsidiary of the Registrant (“Merger Sub”), PayCycle, Inc. (“PayCycle”) and Shareholder Representative Services LLC entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub would be merged with and into PayCycle (the “Merger”). On July 23, 2009, upon the consummation of the Merger, PayCycle became a direct wholly-owned subsidiary of the Registrant. In connection with the Merger, certain options to acquire PayCycle common stock (“PayCycle Options”) granted under the PayCycle, Inc. 1999 Equity Incentive Plan, as amended (the “Plan”) outstanding as of the effective time of the Merger (the “Effective Time”), were assumed by Registrant and converted on July 23, 2009 at the Effective Time, into options to purchase shares of common stock, $.01 par value, of the Registrant (the “Registrant Common Stock” and “Assumed Options”). The post-Merger adjustments to determine the number of Registrant Common Stock and per share exercise price were based on an option ratio of 10.9288% (the “Option Ratio”). The number of shares of Registrant Common Stock subject to the Assumed Options was determined by multiplying the number of unvested shares subject to the PayCycle Option at the Effective Time by the Option Ratio and rounding the resulting product down to the next whole number of shares of Registrant Common Stock. The exercise price per share of Assumed Options was determined by dividing the pre-Merger exercise price per share of the PayCycle Option by the Option Ratio and rounding the resulting quotient up to the next whole cent.

PART I: INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
ITEM 1. PLAN INFORMATION*
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
          The following documents of the Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2008, filed by the Registrant with the Commission on September 12, 2008;
     (b) The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended (i) April 30, 2009, filed by the Registrant with the Commission on May 29, 2009, (ii) January 31, 2009, filed by the Registrant with the Commission on March 2, 2009 and (iii) October 31, 2008, filed by the Registrant with the Commission on December 4, 2008;
     (c) The registrant’s Current Reports on Form 8-K, filed with the Commission on (i) August 21, 2008, (ii) September 15, 2008, (iii) October 28, 2008, (iv) November 19, 2008, (v) December 2, 2008, (vi) December 19, 2008, (vii) February 19, 2009, (viii) May 20, 2009, (ix) July 7, 2009 and (x) August 3, 2009; and
     (d) The Registrant’s Registration Statement on Form 8-A filed with the Commission on February 4, 1993 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock.
          All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to specific sections of such statements as set forth therein. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES
          Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
          Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
          As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care to the fullest extent of the law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Bylaws provide that:
          • the Registrant is required to indemnify its directors and officers and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of Intuit) at the request of the Registrant, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary;
          • the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by the Registrant’s Bylaws;
          • the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit);
          • the rights conferred in the Registrant’s Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees; and
          • the Registrant may not retroactively amend the Registrant’s Bylaw provisions in a way that is adverse to such directors, officers and employees.
          The Registrant’s policy is to enter into indemnity agreements with each of its and its subsidiaries’ directors and executive officers. The agreements provide that the Registrant will indemnify its directors and officers under Section 145 of the Delaware General Corporation Law and the Registrant’s Bylaws. In addition, the indemnity agreements provide that the Registrant will advance expenses (including attorneys’ fees) and settlement amounts paid or incurred by the directors and officers in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Registrant’s Board of Directors or brought to enforce a right to indemnification under the indemnity agreement, the Registrant’s Bylaws or any statute or law. Under the agreements, the Registrant is not obligated to indemnify the indemnified party:
          • for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous;

          • for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement;
          • with respect to any proceeding brought by the Registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous;
          • on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act and related laws;
          • on account of the indemnified party’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; or
          • if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.
          The indemnification provision in the Registrant’s Bylaws, and the indemnity agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities arising under the Securities Act.
          The indemnity agreements with the Registrant’s officers and directors require the Registrant to maintain director and officer liability insurance to the extent reasonably available. The Registrant currently maintains a director and officer liability insurance policy.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
          Not applicable.
ITEM 8. EXHIBITS
          See Exhibit Index on page II-9 of this Registration Statement.
ITEM 9. UNDERTAKINGS
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 and Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or

Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to applicable indemnification provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California on the 5th day of August, 2009.

INTUIT INC.
By:	/s/ R. Neil Williams
Name:	R. Neil Williams
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY
          By signing this Form S-8 below, I hereby appoint each of Brad D. Smith and R. Neil Williams as my true and lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
          IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Principal Executive Officer:

/s/ Brad D. Smith Brad D. Smith	President, Chief Executive Officer and Director	August 5, 2009

Principal Financial Officer:

/s/ R. Neil Williams R. Neil Williams	Senior Vice President and Chief Financial Officer	August 5, 2009

Principal Accounting Officer:

/s/ Jeffrey P. Hank Jeffrey P. Hank	Vice President, Corporate Controller	August 5, 2009

Additional Directors:

/s/ Stephen M. Bennett Stephen M. Bennett	Director	August 5, 2009

/s/ Christopher W. Brody Christopher W. Brody	Director	August 5, 2009

/s/ William V. Campbell William V. Campbell	Director	August 5, 2009

Signature	Title	Date

/s/ Scott D. Cook Scott D. Cook	Director	August 5, 2009

/s/ Diane B. Greene Diane B. Greene	Director	August 5, 2009

/s/ Michael R. Hallman Michael R. Hallman	Director	August 5, 2009

/s/ Edward A. Kangas Edward A. Kangas	Director	August 5, 2009

/s/ Suzanne Nora Johnson Suzanne Nora Johnson	Director	August 5, 2009

/s/ Dennis D. Powell Dennis D. Powell	Director	August 5, 2009

/s/ Stratton D. Sclavos Stratton D. Sclavos	Director	August 5, 2009

EXHIBIT INDEX
The following exhibits are filed as part of this Registration Statement:

Exhibit
Number	Exhibit Description

4.01	Restated Intuit Certificate of Incorporation, dated as of January 19, 2000 (incorporated herein by reference to the Registrant’s Registration Statement on Form 10-Q (No. 000-21180), filed with the Commission on June 14, 2000).

4.02	Bylaws of Intuit, as amended and restated effective May 1, 2002 (incorporated herein by reference to the Registrant’s Registration Statement on Form 10-Q (No. 000-21180), filed with the Commission on May 31, 2002).

4.03*	PayCycle, Inc. 1999 Equity Incentive Plan, as amended, effective November 1, 1999.

4.04*	Form of Intuit Inc. Stock Option Assumption Agreement.

4.05*	Form of PayCycle, Inc. 1999 Equity Incentive Plan Stock Option Agreement.

5.01*	Opinion of Counsel, Shearman & Sterling LLP.

23.01*	Consent of Counsel, Shearman & Sterling LLP (included in Exhibit 5.01).

23.02*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.01*	Power of Attorney (see pages II-7 and II-8 of this Registration Statement).

*	Filed herewith